EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of National Rural Utilities Cooperative Finance Corporation for the registration of $2,000,000,000 of collateral trust bonds and to the incorporation by reference therein of our report dated August 13, 2003, with respect to the combined financial statements of National Rural Utilities Cooperative Finance Corporation and Rural Telephone Finance Cooperative for the years ended May 31, 2003 and 2002 included in National Rural Utilities Cooperative Finance Corporation’s Annual Report (Form 10-K) for the year ended May 31, 2003, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

McLean, VA
September 26, 2003